   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1998
                                                 REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------

                     HEALTH CARE PROPERTY INVESTORS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------

                  MARYLAND                           33-0091377
       (STATE OR OTHER JURISDICTION OF           (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)           IDENTIFICATION NO.)

                        4675 MACARTHUR COURT, 9TH FLOOR
                        NEWPORT BEACH, CALIFORNIA 92660
                                (949) 221-0600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------

                               KENNETH B. ROATH
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        4765 MACARTHUR COURT, 9TH FLOOR
                        NEWPORT BEACH, CALIFORNIA 92660
                                (949) 221-0600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

            JEFFREY T. PERO, ESQ.             PAMELA B. KELLY, ESQ.
              LATHAM & WATKINS                  LATHAM & WATKINS
      505 MONTGOMERY STREET, SUITE 1900 633 WEST FIFTH STREET, SUITE 4000
       SAN FRANCISCO, CALIFORNIA 94111    LOS ANGELES, CALIFORNIA 90071
               (415) 391-0600                    (213) 485-1234
                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this From are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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                                                                       PROPOSED MAXIMUM
                                                     PROPOSED MAXIMUM      AGGREGATE
                                     AMOUNT TO BE     AGGREGATE PRICE      OFFERING          AMOUNT OF
TITLE OF SHARES TO BE REGISTERED      REGISTERED        PER SHARE(2)        PRICE(3)     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per
 share and related Rights.......      168,350(1)         $31.5938        $5,318,807.81       $1,480.00
---------------------------------------------------------------------------------------------------------

(1) Including Common Stock purchase rights (the "Rights") attached to all outstanding shares of Common Stock.
(2) Based upon the average of the high and low prices of the shares of Common Stock reported on the New York Stock Exchange on November 18, 1998, pursuant to Rule 457(c) of the Securities Act of 1933.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933.
                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE +
+SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED NOVEMBER 20, 1998

                                  -----------

PROSPECTUS

                      HEALTH CARE PROPERTY INVESTORS, INC.

                                 168,350 SHARES
                                  COMMON STOCK

                                  -----------

This prospectus relates to our possible issuance of up to 168,350 shares of our common stock, par value $1.00 per share, from time to time to Cambridge Medical Center of San Diego, LLC ("Cambridge") or any permitted transferee of Cambridge (the "Selling Holders") if and to the extent the Selling Holders elect to exchange units of non-managing member interest in Cambridge Medical Properties, LLC ("CMP") for shares of our common stock. This prospectus also relates to the possible offer and sale of those shares of common stock from time to time by the Selling Holders. This registration does not necessarily mean that we will issue any shares of our common stock or that the Selling Holders will offer or sell any of the shares of common stock.

The non-managing member units were issued to the Selling Holders on November 21, 1997 in connection with our formation of CMP and the contribution of certain real property assets by Cambridge to CMP. Beginning on November 21, 1998, the non-managing member units held by Cambridge may be exchanged by Cambridge for our common stock on a one-to-one basis, subject to adjustment in the event we pay a dividend or distribution on our common stock in shares of common stock, split or subdivide our outstanding common stock, or effect a reverse stock split or other combination of our common stock into a smaller number of shares. In lieu of issuing common stock upon the exchange of the non-managing member units, we may, at our option, deliver cash in an amount equal to the market value of an equivalent number of shares of our common stock. We anticipate, however, that we will elect to issue common stock rather than pay cash in exchange for the non-managing member units tendered for exchange, if any. The terms and conditions associated with the exchange of the non-managing member units are more fully described later in this Prospectus under the heading "Exchange of Non-Managing Member Units."

We are filing the Registration Statement of which this Prospectus is a part pursuant to a contractual obligation. We will not receive any proceeds from the issuance of the shares of our common stock to the Selling Holders but will acquire the non-managing member units currently held by the Selling Holders tendered in exchange for shares of our common stock. We have agreed to pay certain registration expenses in connection with the issuance, and subsequent sale by the Selling Holders, of the shares of common stock. With the acquisition of non-managing member units, our ownership interest in CMP will increase.

Our shares of Common Stock are traded on the New York Stock Exchange (the "NYSE") under the symbol "HCP."

To assist us in qualifying as a REIT, the transfer of shares of our capital stock is restricted, and beneficial ownership by any person is limited to 9.9% of the number of our voting shares of capital stock.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

               The date of this Prospectus is November     , 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Where You Can Find More Information........................................   2
Incorporation of Certain Documents by Reference ...........................   3
Forward-Looking Statements.................................................   4
The Company................................................................   5
Use of Proceeds............................................................   5
Description of Capital Stock...............................................   5
Exchange of Non-Managing Member Units......................................  10
Comparison of Cambridge Medical Properties and Our Company.................  13
Certain Federal Income Tax Considerations..................................  22
Selling Holders............................................................  34
Plan of Distribution.......................................................  34
Legal Matters..............................................................  35
Experts....................................................................  35

                      WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Act of 1934, as amended (the "Exchange Act") and thus have filed all the appropriate reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such materials can be inspected and copied at Room 1024 of the offices of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 at their prescribed rates. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and other information regarding registrants that file electronically with the SEC. You may also inspect reports, proxy materials and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus is part of the Registration Statement that we filed with the SEC and does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You may inspect the Registration Statement and the related exhibits, without charge at the public reference facilities maintained by the SEC at the Public Reference Room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and you may obtain copies from the SEC upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents.

We incorporate by reference the documents listed below:

(i)  Annual Report on Form 10-K for the fiscal year ending December 31, 1997;
(ii) Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ending December 31, 1997;
(iii) Amendment No. 2 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997;
(iv) Proxy statement dated March 30, 1998;
(v)  Quarterly Report on Form 10-Q for the quarter ending March 31, 1998;
(vi) Amendment to Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;
(vii) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;
(viii) Amendment to Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;
(ix) Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;
(x)  Current Report on Form 8-K dated April 23, 1998;
(xi) Current Report on Form 8-K dated April 30, 1998;
(xii) Current Report on Form 8-K dated June 3, 1998;
(xiii) Current Report on Form 8-K dated June 17, 1998;
(xiv) Amendment to Current Report on Form 8-K dated June 17, 1998;
(xv) Current Report on Form 8-K dated August 17, 1998;
(xvi) Current Report on Form 8-K dated November 5, 1998; and
(xvii) The description of the Common Stock contained in our Registration Statement on Form 10, dated May 7, 1985 (File No. 1-8895), including amendments dated May 20, 1985 and May 23, 1985.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date on the Prospectus and prior to the termination of the Offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Copies of these documents (not including the exhibits unless specifically incorporated by reference) will be provided without charge to you or any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Prospectus under Section 10(a) of the Securities Act will also be provided without charge to you, upon written or oral request. Requests for such copies should be directed to:

                               James G. Reynolds
              Executive Vice President and Chief Financial Officer
                      Health Care Property Investors, Inc.
        4675 MacArthur Court, 9th Floor, Newport Beach, California 92660
                                (949) 221-0600.

                           FORWARD-LOOKING STATEMENTS

Some of the information included or incorporated by reference in this Prospectus contains forward-looking statements including statements that are not historical or factual. We intend such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and we are including this paragraph for purposes of complying with these safe harbor provisions. The forward looking statements include, among other things, statements regarding our intent, belief or expectations of our Company and its officers. You can identify these statements by the use of terminology such as "may," "will," "expect," "believe," "intend," "plan," "estimate," "should" and other comparable terms or the negative thereof. In addition, we, through our senior management, from time to time make forward looking oral and written public statements concerning our expected future operations and other developments.

Holders of our Common Stock and other investors are cautioned that, while forward looking statements reflect our good faith beliefs and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Actual results may differ materially from the expectations contained in the forward looking statements as a result of various factors. Such factors include (i) legislative, regulatory, or other changes in the health care industry at the local, state or federal level which increase the costs of or otherwise affect the operations of our lessees; (ii) changes in the reimbursement available to the our lessees and mortgagors by governmental or private payors, including changes in Medicare and Medicaid payment levels and the availability and cost of third party insurance coverage; (iii) competition for lessees and mortgagors, including with respect to new leases and mortgages and the renewal or roll-over of existing leases; (iv) competition for the acquisition and financing of health care facilities; (v) the ability of the our lessees and mortgagors to operate our properties in a manner sufficient to maintain or increase revenues and to generate sufficient income to make rent and loan payments; (vi) changes in national or regional economic conditions, including changes in interest rates and the availability and cost of capital to us; (vii) the general uncertainty inherent in the Year 2000 issue, particularly the uncertainty of the Year 2000 readiness of third parties who are material to the Company's business, such as public or private health care reimbursers, over whom the Company has no control with the result that the Company cannot ensure its ability to timely and cost-effectively avert or resolve problems associated with the Year 2000 issue that may affect its operations and business.

Unless otherwise indicated or unless the context otherwise requires, all references in this Prospectus to "we", "us", "our" or the "Company" means Health Care Property Investors, Inc. and its subsidiaries.

                                  THE COMPANY

Health Care Property Investors, Inc. is a Maryland corporation which was organized in March 1985 for the purpose of qualifying as a real estate investment trust ("REIT"). We invest in health care related real estate located throughout the United States, including long-term care facilities, congregate care and assisted living facilities, acute care and rehabilitation hospitals, medical office buildings, physician group practice clinics and psychiatric facilities. We are the second oldest REIT specializing in health care real estate and are one of the largest health care REITs in terms of market value of Common Stock. The market value of our outstanding Common Stock is approximately $1 billion as of November 10, 1998.

As of September 30, 1998 our portfolio of properties, including equity investments, consisted of 302 facilities located in 42 states. These facilities are comprised of 145 long-term care facilities, 83 congregate care and assisted living facilities, 39 physician group practice clinics, 21 medical office buildings, seven acute care hospitals, six freestanding rehabilitation facilities and one psychiatric care facility. The gross acquisition price of the properties, which includes joint venture acquisitions, was approximately $1,343,000,000 at September 30, 1998.

Our executive offices are located at 4675 MacArthur Court, 9th Floor, Newport Beach, California, 92660 and our telephone number is (949) 221-0600.

                                USE OF PROCEEDS

We will not receive any proceeds from the issuance of the shares of our common stock to the Selling Holders or from the sale of the shares of our common stock by the Selling Holders but we have agreed to pay certain registration expenses. We will acquire additional non-managing member interests in CMP in exchange for any shares of common stock that we may issue to Selling Holders pursuant to this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $1.00 per share (the "Common Stock"), and 50,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). The following description is qualified in all respects by reference to our Articles of Restatement of the Company (the "Charter Documents"), a copy of which was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 1994, the Amended and Restated Bylaws (the "Bylaws"), a copy of which was filed as an exhibit to our Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, and the Rights Agreement (the "Rights Agreement") between ourselves and the Bank of New York (successor to Chemical Trust Company of California), as Rights Agent.

COMMON STOCK

As of November 12, 1998, there were 30,986,736 shares of Common Stock outstanding. All shares of Common Stock participate equally in dividends payable to holders of Common Stock when and as declared by the Board of Directors and in net assets available for distribution to holders of Common Stock on liquidation, dissolution, or winding up of our Company. Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have cumulative voting rights in the election of directors. All issued and outstanding shares of Common Stock are, and the Common Stock offered hereby will be upon issuance, validly issued, fully paid and nonassessable. As a Holder of the Common Stock you do not have preference, conversion, exchange or preemptive rights. The Common Stock is listed on the New York Stock Exchange (NYSE Symbol: HCP).

TRANSFER AGENT

The Transfer Agent and Registrar for our Common Stock is Bank of New York.

STOCKHOLDER RIGHTS PLAN

On July 5, 1990, the Board of Directors of our Company declared a dividend distribution of one right (each, a "Right") for each outstanding share of Common Stock of the Company to stockholders of record at the close of business on July 30, 1990. When exercisable, each Right entitles the registered holder to purchase from our Company one share of the Common Stock at a price of $47.50 per share, subject to adjustment. Initially, the Rights will be attached to all outstanding shares of Common Stock, and no separate Rights Certificates will be distributed. The Board also authorized the issuance of one Right with respect to each share of Common Stock that shall become outstanding between July 30, 1990 and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (all as defined in the Rights Agreement). Each share of Common Stock offered hereby will have upon issuance one Right attached.

The Rights will become exercisable and will detach from the Common Stock upon the earlier of (i) the tenth day after the public announcement that any person or group has acquired beneficial ownership of 15% or more of our Company's Common Stock, or (ii) the tenth day after any person or group commences, or announces an intention to commence, a tender or exchange offer which, if consummated, would result in the beneficial ownership by a person or group of 30% or more of our Company's Common Stock (the earlier of (i) and (ii) being the "Distribution Date"). If such person or group acquires beneficial ownership of 15% or more of the Common Stock (except pursuant to certain cash tender offers for all outstanding Common Stock approved by the Board of Directors) or if our Company is the surviving corporation in a merger and the Common Stock is not changed or exchanged, each Right will entitle the holder to purchase, at the Right's then current exercise price, that number of shares of the Common Stock having a market value equal to twice the exercise price. Similarly, if after the Rights become exercisable, our Company merges or consolidates with, or sells 50% or more of its assets or earning power to, another person, each Right will then entitle the holder to purchase, at the Right's then current exercise price, that number of shares of the stock of the acquiring company which at the time of such transaction would have a market value equal to twice the exercise price.

The Rights may be redeemed in whole, but not in part, at a price of $0.01 per Right by the Board of Directors at any time until ten days following the public announcement that a person or group has acquired beneficial ownership of 15% or more of our Company's outstanding Common Stock. The Board of Directors may, under certain circumstances, extend the period during which the Rights are redeemable or postpone the Distribution Date. The Rights will expire on July 30, 2000, unless earlier redeemed.

TRANSFER RESTRICTIONS, REDEMPTION AND BUSINESS COMBINATION PROVISIONS

Because our Company's Board of Directors believes it is essential for our Company to continue to qualify as a REIT, our Charter Documents contain restrictions on the ownership and transfer of capital stock of our Company which are intended to assist our Company in complying with these requirements.

The Ownership Limit relating to Common Stock set forth in the Charter Documents provides that, if the Board of Directors shall, at any time and in good faith, be of the opinion that direct or indirect ownership of more than 9.9% or more of the voting shares of capital stock has or may become concentrated in the hands of one beneficial owner, the Board of Directors shall have the power (i) by lot or other means deemed equitable by it to call for the purchase from any stockholder of our Company a number of voting shares sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership of voting shares of capital stock of such beneficial owner to a level of no more than 9.9% of the outstanding voting shares of our Company's capital stock, and (ii) to refuse to transfer or issue voting shares of capital stock to any person whose acquisition of such voting shares would, in the opinion of the Board of Directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of capital stock of our Company. Further, any transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding voting shares shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein.

The purchase price for any voting shares of capital stock so redeemed shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisitions are sent by our Company, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by the Board of Directors in accordance with the provisions of applicable law. From and after the date fixed for purchase by the Board of Directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

The Charter Documents require that, except in certain circumstances, Business Combinations (as defined below) between our Company and a beneficial holder of 10% or more of our Company's outstanding voting stock (a "Related Person") be approved by the affirmative vote of at least 90% of the outstanding voting shares of our Company. A Business Combination is defined in the Charter Documents as (a) any merger or consolidation of our Company with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as defined below) of the assets of our Company (including without limitation any voting securities of a subsidiary) to a Related Person, (c) any merger or consolidation of a Related Person with or into our Company, (d) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to our Company, (e) the issuance of any securities (other than by way of pro rata distribution to all stockholders) of our Company to a Related Person, and (f) any agreement, contract or other arrangement providing for any of the transactions described in the definition of Business Combination. The term "Substantial Part" shall mean more than 10% of the book value of the total assets of our Company as of the end of its most recent fiscal year ending prior to the time the determination is being made.

The foregoing provisions of the Charter Documents and certain other matters may not be amended without the affirmative vote of at least 90% of the outstanding voting shares of our Company.

The Rights and the foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem to be in their interests or in which they might receive a substantial premium. The Board of Directors' authority to issue and establish the terms of currently authorized Preferred Stock, without stockholder approval, may also have the effect of discouraging takeover attempts. See "Preferred Stock." The Rights and the foregoing provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares of Common Stock, deprive stockholders of opportunities to sell at a temporarily higher market price. However, the Board of Directors believes that inclusion of the Business Combination provisions in the Charter Documents and the Rights may help assure fair treatment of stockholders and preserve the assets of our Company.

The foregoing summary of certain provisions of the Rights and the Charter Documents does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and, the Charter Documents and the Rights Agreement, copies of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

PREFERRED STOCK

Under the Charter Documents, the Board of Directors of the Company is authorized without further stockholder action to establish and issue, from time to time, up to 50,000,000 shares of preferred stock of the Company, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by the Board of Directors of the Company.

As of November 20, 1998 the Company has outstanding 2,400,000 shares of 7 7/8% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") with a liquidation preference of $60,000,000 and 5,385,000 shares of 8.70% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock") with a liquidation preference of $134,625,000. Certain terms of the Series A Preferred Stock and Series B Preferred Stock are described below.

 SERIES A PREFERRED STOCK

Maturity; Redemption The Series A Preferred Stock has no stated maturity, will not be subject to any sinking fund or mandatory redemption and is not convertible into any other securities of the Company. It is not redeemable prior to September 30, 2002 after which date, the Company may, at its option, redeem the Series A Preferred Stock at par ($25 a share or $60,000,000 in the aggregate), plus all accrued and unpaid dividends thereon.

Rank With respect to dividend rights, rights upon liquidation, dissolution or winding up, holders of the Series A Preferred Stock ranks (i) senior to all classes or series of our Common Stock, and to all equity securities ranking junior to the Series A Preferred Stock; and (ii) on a parity with the Series B Preferred Stock and with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock; and (iii) junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock.

Dividends Holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of our funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7 7/8% of the liquidation preference per annum per share. These dividends are cumulative from the date of original issue and are payable quarterly in arrears on or about the last day of each March, June, September and December. Dividends will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.

Voting Rights the Series A Preferred Stock does not have any voting rights, except if the dividends shall be in arrears for six or more quarterly periods. In that case they may vote as a class for the election of a total of two additional directors of our Company.

Restrictions on Ownership and Transfer Subject to certain exceptions and as more fully described in the articles supplementary relating to the Series A Preferred Stock, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code of 1986, as amended (the "Code"), more than 9.9% (by number or value, whichever is more restrictive) of the outstanding shares of Series A Preferred Stock. The foregoing restrictions on ownership and transfer of the Series A Preferred Stock are intended to assist us in maintaining our status as a REIT.

 SERIES B PREFERRED STOCK

Maturity; Redemption The Series B Preferred Stock has no stated maturity, will not be subject to any sinking fund or mandatory redemption and is not convertible into any other securities of the Company. It is not redeemable prior to September 30, 2002 after which date the Company may, at its option, redeem the Series B Preferred Stock at par ($25 per share or $134,625,000 in the aggregate), plus accrued and unpaid dividends thereon.

Rank With respect to dividend rights, rights upon liquidation, dissolution or winding up, the Series B Preferred Stock ranks (i) senior to all classes or series of our Common Stock and to all equity securities ranking junior to the Series B Preferred Stock; (ii) on a parity with the Series A Preferred Stock and all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Stock; and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the Series B Preferred Stock.

Dividends Holders of the Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of our funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.70% of the liquidation preference per annum per share. These Dividends are cumulative from the date of original issue and are payable quarterly in arrears on or about the last day of each March, June, September and December. Dividends will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.

Voting Rights the Series B Preferred Stock does not have any voting rights, except if the dividends shall be in arrears for six or more quarterly periods. In that case they may vote as a class for the election of a total of two additional directors of our Company.

Restrictions on Ownership and Transfer Subject to certain exceptions and as more fully described in the articles supplementary relating to the Series B Preferred Stock, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.9% (by number or value, whichever is more restrictive) of the outstanding shares of Series B Preferred Stock. The foregoing restrictions on ownership and transfer of the Series B Preferred Stock are intended to assist us in maintaining our status as a REIT.

                     EXCHANGE OF NON-MANAGING MEMBER UNITS

The description of the exchange rights of a holder of units of non-managing member interests in CMP (the "Non-Managing Member Units") provided below does not purport to be complete and is subject to and qualified in its entirety by reference to the Amended and Restated Limited Liability Company Agreement of CMP dated November 21, 1997, as the same may be amended (the "Operating Agreement"), which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

TERMS OF EXCHANGE

Exchange Rights. Each holder of Non-Managing Member Units has the right, beginning on November 21, 1998, to require our Company to acquire all or a portion of the Non-Managing Member Units held by it in exchange for, at our election, cash or shares of our Common Stock ("Exchange Rights"). No holder of Non-Managing Member Units effecting an exchange of all or a portion of the Non-Managing Member Units held by it (a "Tendering Holder") is entitled to tender less than 1,000 Non-Managing Member Units for exchange at any one time unless such lesser amount is all of the Non-Managing Member Units then owned by the Tendering Holder. As of the date of this Prospectus, the Selling Holders own 168,350 Non-Managing Member Units. Upon exchange, the Tendering Holder will receive either that number of exchange shares (the "Exchange Shares") determined by multiplying the number of Non-Managing Member Units tendered by an adjustment factor or, at the election of our Company an amount of cash equal to the market value of such number of Exchange Shares. As of the date of this Prospectus, the adjustment factor is 1.0; however, the adjustment factor will be adjusted to account for the economic effect of (i) the payment of any dividends or other distributions on our Common Stock in shares of Common Stock,
(ii) any split or subdivision in our outstanding Common Stock, and (iii) any reverse stock split or other combination of our outstanding Common Stock into a smaller number of shares. If we elect to deliver cash in lieu of all or any portion of the Exchange Shares, the market value of those shares will be equal to the average of the closing trading price of the Common Stock for the ten trading days ending on the trading day immediately prior to the day on which the Tendering Holder delivers a Notice of Exchange to us. Non-Managing Member Units that are acquired by our Company pursuant to the exercise of Exchange Rights will be held by us as Non-Managing Member Units with the same rights and preferences of Non-Managing Member Units held by non-managing members of CMP.

We anticipate that we will generally elect to acquire any Non-Managing Member Units tendered to us for exchange by issuing shares of Common Stock. Our acquisition of the Non-Managing Member Units, whether they are acquired for shares of Common Stock or cash, will be treated as a sale of the Non-Managing Member Units to us for Federal income tax purposes. See "Certain Federal Income Tax Considerations--Tax Consequences of the Exercise of Exchange Rights."

A Tendering Holder effecting an exchange of all or a portion of the Non-Managing Member Units held by it must deliver to our Company a Notice of Exchange, substantially in the form of Exhibit B to the Operating Agreement. A Tendering Holder shall have the right to receive, on the tenth business day following our receipt of the Notice of Exchange (the "Specified Exchange Date"), the number of Exchange Shares or, at our election, cash, each in an amount determined as described above. The Exchange Shares shall be delivered as duly authorized, validly issued, fully paid and nonassessable shares, free of any pledge, lien, encumbrance or restriction, other than those provided in our Company's Articles of Incorporation and Bylaws, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to the Exchange Shares that the Tendering Holder has entered into. Notwithstanding any delay in delivery, the Tendering Holder shall be deemed the owner of such shares and vested with all rights of a stockholder as of the Exchange Date, including, without limitation, the right to vote or consent, and the right to receive dividends. Correspondingly, the Tendering Holder's right to receive distributions with respect to the tendered Non-Managing Member Units will cease as of the Specified Exchange Date.

We will not be obligated to effect an exchange of tendered Non-Managing Member Units if the issuance of Exchange Shares to the Tendering Holder would be prohibited under the provisions of our Articles of Incorporation, particularly those which are intended to protect our qualification as an REIT.

COMPARISON OF OWNERSHIP OF NON-MANAGING MEMBER UNITS AND COMMON STOCK

Generally, the nature of an investment in our Common Stock is similar in several respects to an investment in Non-Managing Member Units. However, there are also differences between ownership of Non-Managing Member Units and ownership of Common Stock, some of which may be material to investors.

The information below highlights a number of the significant differences between CMP and us, relating to, among other things, form of organization, management control, voting rights, compensation and fees, investor rights, liquidity and Federal income tax considerations. These comparisons are intended to assist holders of Non-Managing Member Units in understanding how their investment will be changed if they exchange their Non-Managing Member Units for shares of our Common Stock. THIS DISCUSSION IS SUMMARY IN NATURE AND DOES NOT CONSTITUTE A COMPLETE DISCUSSION OF THESE MATTERS. INVESTORS SHOULD CAREFULLY REVIEW THE BALANCE OF THIS PROSPECTUS AND THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART FOR ADDITIONAL IMPORTANT INFORMATION ABOUT US.

           COMPARISON OF CAMBRIDGE MEDICAL PROPERTIES AND OUR COMPANY

                 FORM OF ORGANIZATION AND ASSETS OWNED -- CMP

CMP was organized on November 18, 1997 as a Delaware limited liability company. CMP owns various medical office buildings, including the medical office buildings located at 7910, 7920, 7930, 8008 and 8010 Frost Street, San Diego, CA (the "Cambridge Properties"), which are managed by Cambridge Healthcare Management Corp., an affiliate of Cambridge.

             FORM OF ORGANIZATION AND ASSETS OWNED -- THE COMPANY

HCPI is a Maryland corporation. We have elected to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ending December 31, 1985, and intend to maintain our qualification as a REIT. As of September 30, 1998 the Company's portfolio of properties, including equity investments, consisted of 302 facilities located in 42 states. These facilities are comprised of 145 long-term care facilities, 83 congregate care and assisted living facilities, 39 physician group practice clinics, 21 medical office buildings, seven acute care hospitals, six freestanding rehabilitation facilities and one psychiatric care facility. The gross acquisition price of the properties, which includes joint venture acquisitions, was approximately $1,343,000,000 at September 30, 1998.

                                PURPOSE -- CMP

CMP's purpose is to own, manage, operate and sell the Cambridge Properties and any other properties acquired by CMP in a tax-free exchange transaction and to ultimately distribute funds.

                             PURPOSE - THE COMPANY

Under our Charter Documents, we may engage in the ownership of real property and any other lawful act or activity for which corporations may be organized under the Maryland General Corporation Law ("Maryland Corporation Law").

                           ADDITIONAL EQUITY -- CMP

CMP is authorized to issue Non-Managing Member Units in exchange for additional capital contributions, as determined by the Company as its managing member. In exchange for such capital contributions, CMP may issue Non-Managing Member Units to our Company, to existing members, and to third parties admitted as members of CMP upon the transfer by a member of its membership interest to such third party. The Operating Agreement provides that no additional members may be admitted as members of CMP except upon the acquisition of a member's interest in CMP, and only upon our consent. As the managing member, we are solely responsible for making capital contributions to CMP in amounts sufficient to fund all necessary capital additions, tenant improvements and leasing commissions relating to CMP's properties, but may receive additional units of managing member interest ("Managing Member Units") for additional capital contributions which, in the aggregate, are in excess of $500,000 and are made for the purpose of funding capital additions that will add rentable space to CMP's properties.

                       ADDITIONAL EQUITY -- THE COMPANY

Subject to applicable NYSE rules and regulations, the Board of Directors may issue, in its discretion, additional shares of Common Stock or Preferred Stock; provided, that the total number of shares issued does not exceed the authorized number of shares of capital stock set forth in our Articles of Incorporation (100,000,000 for Common Stock, 50,000,000 for Preferred Stock).

                           BORROWING POLICIES -- CMP

The Operating Agreement provides that CMP is not permitted to incur or assume debt, including debt to our Company or our Company's affiliates, without first obtaining the consent of non-managing members holding in the aggregate more than 50% of the total number of Non-Managing Member Units outstanding but excluding our Company to the extent it holds Non-Managing Member Units (the "Consent of the Non-Managing Members"). CMP may, however, incur or assume refinancing debt, the repayment of which is secured by all or a portion of the Properties without the Consent of the Non-Managing Members.

                       BORROWING POLICIES -- THE COMPANY

Our Company is not restricted under its Charter Documents or Bylaws from incurring debt.

                           MANAGEMENT CONTROL -- CMP

All management powers over the business and affairs of CMP are vested in our Company as the managing member. No non-managing member has any right to participate in or exercise control or management power over the business and affairs of CMP, except for certain actions which require the Consent of the Non-Managing Members. See "--Voting Rights."

                      MANAGEMENT CONTROL -- THE COMPANY

The Board of Directors has exclusive control over our Company's business affairs subject only to the applicable provisions of the Maryland Corporation Law and the provisions in the Company's Charter Documents and Bylaws.

                            FIDUCIARY DUTIES -- CMP

Under Delaware law, our Company as managing member of CMP, is accountable to CMP as a fiduciary and, consequently, is required to exercise good faith and integrity in all of its dealings with respect to CMP's affairs. The Operating Agreement generally provides that our Company will incur no liability to CMP or any non-managing member for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if we acted in good faith. In addition, our Company is not responsible for any misconduct or negligence on the part of our officers, directors or other agents provided we appointed such agents in good faith. We may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action we take or omit to take in reliance upon their opinion, as to matters which we reasonably believe to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with their opinion.

                        FIDUCIARY DUTIES -- THE COMPANY

Under Maryland Corporation Law, the Board of Directors must perform their duties in good faith, in a manner that they reasonably believe to be in the best interests of our Company and with the care of an ordinarily prudent person in a like position. Directors of our Company who act in such a manner generally will not be liable to us for monetary damages by reason of being a member of the Board of Directors.

               MANAGEMENT LIABILITY AND INDEMNIFICATION -- CMP

CMP has agreed to indemnify our Company and any director or officer of our Company from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts incurred in connection with any actions relating to the operations of CMP in which our Company, or our Company's directors, officers or agents, are involved, unless (1) the act taken by our Company, or such directors, officers or agents, was in bad faith and was material to the action; (2) our Company, or such directors, officers or agents, received an improper personal benefit; or (3) in the case of any criminal proceeding, our Company, or such directors, officers or agents, had reasonable cause to believe the act was unlawful. CMP may reimburse the reasonable expenses incurred by our Company, or such directors, officers or agents, in advance of the final disposition of the proceeding if either we, or the directors, officers or agents, provide CMP with an affirmation of our or their good faith belief that the standard of conduct necessary for indemnification has been met and an undertaking to repay the amount of the reimbursed expenses if it is determined that such standard was not met. No member of CMP, including our Company, is obligated to make capital contributions to enable CMP to fund these indemnification obligations.

           MANAGEMENT LIABILITY AND INDEMNIFICATION -- THE COMPANY

Our Charter Documents provide that the liability of our directors and officers to us and our stockholders for money damages is limited to the fullest extent permitted under Maryland Corporation Law. Maryland Corporation Law presently permits the liability of directors and officers to a corporation or its shareholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if the judgment or other final adjudication is entered in a proceeding based on a finding that the directors or officers action, or failure to act, was a result of active or deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The provisions of the Charter Documents do not limit the ability of us or our shareholders to obtain other relief, such as injunction or recision.

The Charter Documents provide for indemnification of directors and officers to the full extent permitted by the laws of the State of Maryland.

Article X of our Amended and Restated By-Laws (the "By-Laws") provides that we shall indemnify and hold harmless, in the manner and to the fullest extent permitted by law, any person who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of our Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of our Company, or, as a director or officer of our Company, is or was serving at the request of us as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust, benefit plan or other enterprise.

Article X of the By-Laws further provides that we may, with the approval of the Board of Directors, provide such indemnification and advancement of expenses as set forth in the above paragraph to agents and employees of our Company.

Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

                        ANTI-TAKEOVER PROVISIONS -- CMP

Except in limited circumstances (See "--Voting Rights" below), our Company has exclusive management power over the business and affairs of CMP. Accordingly, we may hinder the ability of CMP to engage in a merger transaction or other business combination. Our Company may not be removed as managing member by the other members with or without cause. Under the Operating Agreement, we must obtain the Consent of the Non-Managing Members prior to entering into certain merger transactions, and the terms of any such transaction must preserve the rights of non-managing members to exchange their Non-Managing Member Units for our Common Stock. These limitations may also have the effect of hindering the ability of CMP to enter into certain business combinations. A non-managing member may generally transfer all or any portion of its membership interest in CMP, provided that we have a right of first refusal for any proposed transfer. Accordingly, we may elect to exercise our right of first refusal to prevent a membership interest from being transferred to a particular third party.

Furthermore, upon the transfer by a non-managing member of its membership interest in CMP, the transferee may become a member of CMP, together with the rights and benefits of a member, only upon the approval of our Company which we may give or withhold in our sole and absolute discretion. Until admitted to CMP as a member, the transferee of a membership interest is not entitled to vote on any matter submitted to the members for their approval.

                    ANTI-TAKEOVER PROVISONS -- THE COMPANY

Our Charter Documents and Bylaws contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of our Company or the removal of incumbent management. These provisions include, among others: (1) a staggered Board of Directors; (2) authorized capital stock that may be issued as Preferred Stock in the discretion of the Board of Directors, with superior voting rights to the Common Stock; (3) provisions designed to avoid concentration of share ownership in a manner that would jeopardize our status as a REIT under the Internal Revenue Code and (4) super-majority vote for business combinations. See "Description of Capital Stock."

                             VOTING RIGHTS -- CMP

Under the Operating Agreement, the non-managing members have voting rights only as to specified matters including certain amendments to the Operating Agreement, (1) dissolving CMP or, except in connection with a tax-free exchange, disposing of all or substantially all of the Properties, but in each case only so long as the non-managing members who acquired their Non-Managing Member Units in exchange for the contribution of the Properties own Non-Managing Member Units representing at least 3% of the number of Non-Managing Member Units issued upon the contribution of the Properties, (2) amending the Operating Agreement, except in limited circumstances, (3) confessing a judgment against CMP, (4) instituting proceedings in bankruptcy on behalf of CMP, making an assignment for the benefit of creditors, or appointing or acquiescing to the appointment of any receiver, transferor, assignor, liquidator, or other similar official for the assets of CMP, (5) approving the transfer of our Company's membership interest to any person or entity other than CMP, (6) admitting any additional or substitute managing members, (7) causing CMP to incur any debt as discussed above under "Borrowing Policies," (8) acquiring additional real property, (9) maintaining any cash reserve in an amount exceeding the amount calculated by multiplying the number of rentable square feet in the Properties by $.50, and (10) entering into certain merger transactions. The non-managing members do not otherwise have the right to vote on decisions relating to the operation or management of CMP.

                         VOTING RIGHTS -- THE COMPANY

The Board of Directors is classified into three classes of directors whose terms are staggered. At each annual meeting of the stockholders, the stockholders elect the successors of the class of directors whose three-year term has expired.

Maryland Corporation Law requires that certain major corporate transactions, including most amendments to the Company's Charter Documents, may not be consummated without the approval of stockholders as set forth below. All shares of Common Stock have one vote per share, and the Company's Charter Documents permit the Board of Directors to classify and issue Preferred Stock in one or more series having voting power which may differ from that of the Common Stock. See "Description of Capital Stock."

The following is a comparison of the voting rights of the non-managing members of CMP and the stockholders of our Company as they relate to certain major transactions:

                 AMENDMENT OF THE OPERATING AGREEMENT -- CMP

Amendments to the Operating Agreement may be proposed by our Company as managing member of CMP or by those non-managing members (other than our Company as holder of Non-Managing Member Units) holding in the aggregate more than 50% of the number of outstanding Non-Managing Member Units (other than the Non-Managing Member Units held by our Company). Such proposal, in order to be effective, must be approved by the holders of a majority of the outstanding Managing Member Units and Non-Managing Member Units voting together. In addition, certain amendments that would, among other things, convert a non-managing member's interest into a managing member interest, modify the limited liability of any non-managing member, alter the interest of any non-managing member in profits, losses or distributions, alter or modify the right of a non-managing member to exchange its Non-Managing Member Units for our Common Stock, or cause the termination of CMP at a time inconsistent with the terms of the Operating Agreement must be approved by each non-managing member that would be adversely affected by any such amendment. Our Company may amend the Operating Agreement without the Consent of the Non-Managing Members if the purpose or the effect of such amendment is to make administrative or inconsequential changes, add to the obligations of our Company as managing member or surrender any right or power granted to our company as managing member for the benefit of the non-managing members, comply with any federal or state agency rulings, guidelines or directives, or as are necessary for our Company to maintain its status as a REIT.

                   AMENDMENT OF THE CHARTER -- THE COMPANY

Under Maryland Corporate Law, amendments to the Company's Charter Documents must be approved by the Board of Directors and by the vote of at least two-thirds of the votes entitled to be cast at a meeting of stockholders.

The affirmative vote of holders of at least 90% of the voting stock of the Company is required to repeal or amend the provisions of the Charter Documents relating to (i) Business Combinations, (ii) the minimum and maximum number of Directors and (iii) limitations on ownership of the Company's voting capital stock. See "Description of Capital Stock."

VOTE REQUIRED TO DISSOLVE; VOTE REQUIRED TO SELL ASSETS OR MERGE -- CMP

The Managing Member is not permitted to dissolve CMP or, except in connection with a tax-free exchange, sell, dispose of, exchange or transfer all or substantially all of the Properties prior to November 21, 2003 as long as the non-managing members who acquired their Non-Managing Member Units in exchange for the contribution of the Properties to CMP own Non-Managing Member Units representing at least 3% of the number of Non-Managing Member Units issued upon the contribution of the Properties. In addition to the foregoing, the sale, exchange, transfer or other disposition of all or substantially all of the Properties or the merger or consolidation of CMP also requires the consent of our Company.

VOTE REQUIRED TO DISSOLVE; VOTE REQUIRED TO SELL ASSETS OR MERGE --THE COMPANY

Under Maryland Corporation Law, our Board of Directors must obtain approval of holders of at least two-thirds of the outstanding Common Stock in order to dissolve our Company. The Charter Documents require that, except in certain circumstances, "Business Combinations" between the Company and a beneficial holder of 10% or more of the Company's outstanding voting stock be approved by the affirmative vote of at least 90% of the outstanding voting shares of the Company. See the disclosure set forth under "Transfer Restrictions, Redemption and Business Combination Provisions" in this Prospectus. No approval of our stockholders is required for the sale of less than all or substantially all of our assets.
                      COMPENSATION, FEES AND DISTRIBUTIONS -- CMP

Our Company does not receive any compensation for its services as managing member of CMP. As a holder of Non-Managing Member Units, however, our Company has the same right to allocations and distributions as other holders of Non-Managing Member Units. In addition, after the distribution of a preferred return equal to the greater of $0.62 per Non-Managing Member Unit per quarter or the amount of the quarterly dividend paid on our Common Stock, we are entitled to receive a return on our capital contributions to CMP, and a return on the amounts our Company has funded to CMP in order to pay leasing commissions and tenant improvements. Of the amount of any distributions remaining, our Company is entitled to 83% and the remaining 17% is distributed to the holders of Non-Managing Member Units (including our Company) in proportion to their respective Non-Managing Member Units. In addition, CMP will reimburse our Company for all expenses incurred relating to the ongoing operation of CMP and any other offering of additional interests in CMP or the capital stock of our Company.

In the event CMP disposes of some, but not all of the Properties in a taxable disposition, or refinances the Properties, the holders of Non-Managing Member Units (including our Company) will be entitled to share in a portion of the net proceeds from such disposition or refinancing, to the extent the net proceeds result from an appreciation in the value of the Properties sold or refinanced as compared to the value of those Properties at the time of their contribution to CMP.

              COMPENSATION, FEES AND DISTRIBUTIONS -- THE COMPANY

Our officers and outside directors receive compensation for their services as more fully set forth in the Proxy Statement incorporated by reference into this Prospectus.

                            LIABILITY OF INVESTORS -- CMP

Under the Operating Agreement and applicable Delaware law, the liability of the non-managing members for the debts and obligations of CMP is generally limited to the amount of their investment in CMP, together with their interest in any undistributed income, if any.

                     LIABILITY OF INVESTORS -- THE COMPANY

Under Maryland Corporation Law, stockholders are not personally liable for our debts or obligations.

                               LIQUIDITY -- CMP

Non-managing members may generally transfer their Non-Managing Member Units without restriction, provided that our Company has a right of first refusal for any proposed transfer of any membership interests. We have the right to receive an opinion of counsel in connection with the transfer of a membership interest by a non-managing member to the effect that the transfer may be effected without registration under the Securities Act and will not otherwise violate any applicable federal or state securities law.

                           LIQUIDITY -- THE COMPANY

Shares of Common Stock issued pursuant to this Prospectus will be freely transferable, subject to prospectus delivery and other requirements of the Securities Act.

Our Common Stock is listed on the NYSE. The breadth and strength of this secondary market will depend, among other things, upon the number of shares outstanding, our financial results and prospects, the general interest in our and other real estate investments, and our dividend yield compared to that of other debt and equity securities.

                                 TAXES -- CMP

CMP itself is not subject to Federal income taxes. Instead, each holder of Non-Managing Member Units includes its allocable share of CMP's taxable income or loss in determining its individual Federal income tax liability. Cash distributions from CMP are not taxable to a holder of Non-Managing Member Units except to the extent they exceed such holder's basis in its interest in CMP (which will include such holder's allocable share of CMP's non-recourse debt).

Income and loss from CMP generally is subject to the "passive activity" limitations. Under the "passive activity" rules, income and loss from CMP that is considered "passive income" generally can be offset against income and loss from other investments that constitute "passive activities."

Holders of Non-Managing Member Units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which CMP owns property, even if they are not residents of those states.

                             TAXES -- THE COMPANY

Distributions made by us to our taxable domestic stockholders out of current or accumulated earnings and profits will be taken into account by them as ordinary income. Distributions that are designated as capital gain dividends generally will be taxed as gains from the sale or disposition of a capital asset. Distributions in excess of current or accumulated earnings and profits will be treated as a non-taxable return of basis to the extent of a stockholder's adjusted basis in its Common Stock, with the excess taxed as capital gain. See "Certain Federal Income Tax Considerations."

Dividends paid by us will be treated as "portfolio" income and cannot be offset with losses from "passive activities."

Stockholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions. We may be required to pay state income taxes in certain states.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following summary of certain Federal income tax considerations regarding us and the Common Stock we are registering is based on current law, is for general information only and is not tax advice. The information set forth below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is the opinion of Latham & Watkins, our tax counsel, as to the material Federal income tax considerations relevant to purchasers of our Common Stock. The tax treatment to holders of Common Stock will vary depending on a holder's particular situation and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder of Non-Managing Member Units or Common Stock in light of his or her personal investments or tax circumstances, or to certain types of holders subject to special treatment under the Federal income tax laws, except to the extent discussed under the headings "--Taxation of Tax-Exempt Stockholders" and "--Taxation of Non-U.S. Stockholders" below. Holders of Non-Managing Member Units or Common Stock subject to special treatment include, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations, stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations or partnerships and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of Non-Managing Member Units or Common Stock.

The information in this section is based on the Code, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the "IRS") (including its practices and policies as expressed in certain private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings), and court decisions, all as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect, perhaps retroactively, the tax considerations described herein. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment and the statements in this prospectus are not binding on the IRS or a court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or sustained by a court if challenged by the IRS.

YOU ARE ADVISED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE DISPOSITION OF NON-MANAGING MEMBER UNITS AND THE ACQUISITION, OWNERSHIP AND SALE OF OUR COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH DISPOSITION, ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAX CONSEQUENCES OF THE EXERCISE OF EXCHANGE RIGHTS

If you exercise your right to require us to acquire all or part of your Non-Managing Member Units in connection with your Exchange Rights, your disposition of Non-Managing Member Units in exchange for Common Stock or cash (an "Exchange") will be a fully taxable transaction, and you will generally recognize gain in an amount equal to the value of the Common Stock and the amount of cash received pursuant to the Exchange, plus the amount of liabilities of CMP allocable to the Non-Managing Member Units being Exchanged, less your tax basis in such Non-Managing Member Units. However, in the event that the Company pays you cash for some of your Non-Managing Member Units and the Company receives such cash from CMP in order to make such payment to you, it is possible that such payment will be treated for Federal income tax purposes as a redemption by CMP of the Non-Managing Member Units you exchange for cash, in which case you would recognize gain only to the extent the cash received for such Non-Managing Member Units, plus the amount of any reduction of CMP liabilities allocable to you, exceed your adjusted tax basis in all of your Non-Managing Member Units prior to such payment. The recognition of any loss resulting from an Exchange is subject to a number of limitations set forth in the Code. The character of any such gain or loss as capital or ordinary will depend on the nature of the assets of CMP at the time of the Exchange.

TAXATION OF HEALTH CARE PROPERTY INVESTORS, INC. AS A REIT

General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1985. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1985. We intend to continue to operate in this manner. However, our qualification and taxation as a REIT depends upon our ability to meet (through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See "--Failure to Qualify."

The sections of the Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" (once at the corporate level when earned and once again at the stockholder level when distributed) that generally results from investment in a corporation. However, we will be subject to Federal income tax as follows:

First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

Second, we may be subject to the "alternative minimum tax" on our items of tax preference under certain circumstances.

Third, if we have (a) net income from the sale or other disposition of "foreclosure property" (defined generally as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

Fourth, we will be subject to a 100% tax on any net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property).

Fifth, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test multiplied by (b) a fraction intended to reflect our profitability, if we fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have maintained our qualification as a REIT because we satisfied certain other requirements.

Sixth, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income from prior periods.

Seventh, if we acquire any asset (a "Built-In Gain Asset") from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period (the "Recognition Period") beginning on the date on which we acquired the asset, then we will be subject to tax at the highest regular corporate tax rate on this gain to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, determined as of the beginning of the Recognition Period). The results described in this paragraph with respect to the recognition of Built-In Gain assume that we will make an election pursuant to IRS Notice 88-19.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5) that is beneficially owned by 100 or more persons;

(7) that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception with respect to pension funds.

We believe that we have satisfied conditions (5) and (6). In addition, our charter provides for restrictions regarding transfer and, in certain cases, ownership of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirement described in (6) above. These ownership and transfer restrictions are described above under the heading "Description of Capital Stock--Transfer Restrictions, Redemption and Business Combination Provisions." These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See "--Failure to Qualify" below.

In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

We own, directly or indirectly, interests in various partnerships and limited liability companies (the "Partnerships"). In the case of a REIT that is a partner in a partnership or member of a limited liability company which is taxable as a partnership for Federal income tax purposes, IRS regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company (as the case may be), and the REIT will be deemed to be entitled to the income of the partnership or limited liability company (as the case may be) attributable to such share. The character of the assets and gross income of the partnership or limited liability company (as the case may be) retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets, liabilities and items of income of the Partnerships is treated as our assets, liabilities and items of income for purposes of applying the requirements described in this prospectus (including the income and asset tests described below).

We own a number of properties through subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, our "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and such items. A qualified REIT subsidiary will not be subject to Federal income tax, and our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitutes more than 10% of such issuer's voting securities or more than 5% of the value of our total assets.

Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions) from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

 . the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales;

 . the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the interests in such tenant (a "Related Party Tenant");

 . if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as "rents from real property"; and

 . for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property (subject to a 1% de minimis exception), other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.

We do not and will not:

 . charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above);

 .  rent any property to a Related Party Tenant;

 . derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); or

 . perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom we derive no revenue.

Notwithstanding the foregoing, we may have taken and may continue to take certain of the actions set forth above to the extent these actions will not, based on the advice of our tax counsel, jeopardize our status as a REIT.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

 . our failure to meet these tests was due to reasonable cause and not due to willful neglect;

 . we attach a schedule of the sources of our income to our Federal income tax return; and

 . any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "Taxation of Health Care Property Investors, Inc.--General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our excess net income. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

Prohibited Transaction Income. Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including our share of any such gain realized by any of the Partnerships) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties (and other properties) and to make occasional sales of our properties as are consistent with our investment objectives. However, the IRS may contend that that one or more of these sales is subject to the 100% penalty tax.

Asset Tests. At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets (including assets held by our qualified REIT subsidiaries and the our allocable share of the assets held by the Partnerships) must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering, but only for the one-year period beginning on the date we receive such proceeds. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer's outstanding voting securities.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter (including as a result of our increasing our interest in one or more of the Partnerships if the applicable Partnership owns non-qualifying assets), we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to the sum of 95% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and 95% of our net income (after tax), if any, from foreclosure property, minus the excess of the sum of certain items of our noncash income (i.e., income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable) over 5% of our "REIT taxable income" as described above. In addition, if we dispose of any Built-In Gain Asset during its Recognition Period, we would be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. These distributions are taxable to holders of our capital stock (other than tax-exempt entities, as discussed below) in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 95% distribution requirement. The amount distributed must not be preferential--e.g., every shareholder of the class of stock to which a distribution is made must be treated the same as every other shareholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. We believe we have made and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income.

If these timing differences occur, in order to meet the distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Furthermore, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

TAX RISKS ASSOCIATED WITH THE PARTNERSHIPS

The ownership of an interest in a Partnership may involve special tax risks, including the possible challenge by the IRS of (i) allocations of income and expense items, which could affect the computation of our taxable income, and
(ii) the status of a Partnership as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If any of the Partnerships were treated as an association taxable as a corporation for Federal income tax purposes, the Partnership would be treated as a taxable entity. In addition, in such a situation, (i) if we owned more than 10% of the outstanding voting securities of such Partnership, or the value of such securities exceeded 5% of the value of our assets, we would fail to satisfy the asset tests described above and would therefore fail to qualify as a REIT, (ii) distributions from any such Partnership to us would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and could, therefore, make it more difficult for us to satisfy such test, (iii) the interest in any such Partnership held by us would not qualify as a "real estate asset," which could make it more difficult for us to meet the 75% asset test described above, and (iv) we would not be able to deduct our share of any losses generated by the Partnership in computing our taxable income. See "--Failure to Qualify" for a discussion of the effect of our failure to meet such tests for a taxable year. We believe that each of the Partnerships will be treated for tax purposes as a partnership (rather than an association taxable as a corporation). No assurance can be given that the IRS will not successfully challenge the Federal income tax status of the Partnerships as partnerships.

FAILURE TO QUALIFY

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

As used below, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for United States Federal income tax purposes):

 .  is a citizen or resident of the United States;

 . is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

 . is an estate the income of which is subject to United States Federal income taxation regardless of its source; or

 . is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. Stockholders.

Distributions Generally. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. Stockholders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Stockholders that are corporations. For purposes of determining whether distributions to holders of Common Stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding Series A Preferred Stock and Series B Preferred Stock and then to the Common Stock.

To the extent that we make distributions, other than capital gain dividends, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Stockholder. This treatment will reduce the adjusted basis which each U.S. Stockholder has in his shares of stock for tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. Stockholder's adjusted basis in his shares will be taxable as capital gains (provided that the shares have been held as a capital asset) and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions. Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. Stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time we have held the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. stockholders at a 20% or 25% rate. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. For a discussion of the manner in which that portion of any dividends designated as capital gain dividends will be allocated among the holders of our Preferred Stock and Common Stock, see "Description of Capital Stock."

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. Stockholder of our shares will not be treated as passive activity income. As a result, U.S Stockholders generally will not be able to apply any "passive losses" against this income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will not be treated as investment income under certain circumstances.

Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. Stockholder generally would:

 . include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount that is includable);

 . be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. Stockholder's long-term capital gains;

 .  receive a credit or refund for the amount of tax deemed paid by it;

 . increase the adjusted basis of its Common Stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

 . in the case of a U.S. Stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

DISPOSITIONS OF COMMON STOCK

If you are a U.S. Stockholder and you sell or dispose of your shares of Common Stock, you will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the Common Stock as a capital asset and will be long-term capital gain or loss if you have held the Common Stock for more than one year. In general, if you are a U.S. Stockholder and you recognize loss upon the sale or other disposition of Common Stock that you have held for six months or less (after applying certain holding period rules), the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

We report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See "--Taxation of Non-U.S. Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its shares as "debt financed property" within the meaning of the Code (generally, shares of Common Stock, the acquisition of which was financed through a borrowing by the tax exempt stockholder) and the shares are not otherwise used in a trade or business, dividend income from us will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless a tax-exempt shareholder has held its shares as "debt financed property" within the meaning of the Code or has used the shares in its trade or business.

For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under Code Section 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which:

 .  is described in Section 401(a) of the Code;

 .  is tax-exempt under Section 501(a) of the Code; and

 .  holds more than 10% (by value) of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

A REIT is a "pension held REIT" if:

 .  it would not have qualified as a REIT but for the fact that Section
   856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

 . either at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, holds in the aggregate more than 50% (by value) of the interests in the REIT.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of:

 . the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to

 .  the total gross income of the REIT.

A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts.

TAXATION OF NON-U.S. STOCKHOLDERS

The preceding discussion does not address the rules governing United States Federal income taxation of the ownership and disposition of Common Stock by persons that are not U.S. Stockholders ("Non-U.S. Stockholders"). In general, Non-U.S. Stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our Common Stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the Non-U.S. Stockholder's country. A Non-U.S. Stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Non-U.S. Stockholders should consult their own tax advisors concerning the Federal income tax consequences to them of an acquisition of shares of Common Stock, including the Federal income tax treatment of dispositions of interests in us and the receipt of distributions from us.

OTHER TAX CONSEQUENCES

We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business and our stockholders may be subject to state or location taxation in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the Federal income tax consequences discussed above. In addition, your state and locate tax treatment may not conform to the Federal income tax consequences discussed above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws on a disposition of Non-Managing Member Units or an investment in our shares.

                                SELLING HOLDERS

As of November 20, 1998 the only Selling Holder is Cambridge Medical Center of San Diego, LLC ("Cambridge"), whose only material relationship with the Company has been the formation of CMP and the ownership of the Non-Managing Member Units. As of November 20, 1998, the only securities of the Company beneficially owned by the Selling Holder are 168,350 Non-Managing Member Units. The Non-Managing Member Units may be exchanged for shares of Common Stock of the Company on a one-to-one basis, subject to adjustment in the event we pay a dividend or distribution on our Common Stock in shares of Common Stock, split or subdivide our outstanding Common Stock, or effect a reverse stock split or other combination of our Common Stock into a smaller number of shares. In lieu of issuing Common Stock upon the exchange of the Non-Managing Member Units, we may, at our option, issue cash in an amount equal to the market value of an equivalent number of shares of our Common Stock. Assuming the exchange of Non-Managing Member Units on a one-for-one basis, the maximum number of shares of Common Stock that may be sold by the Selling Holder is 168,350 shares.

Since the Selling Holder(s) may sell all, some or none of their shares, no estimate can be made of the aggregate number of shares that are to be offered by the Selling Holders hereby or that will be owned by each Selling Holder upon completion of the offering to which this Prospectus relates.

Pursuant to the Operating Agreement, Cambridge may transfer Non-Managing Member Units under certain circumstances. Such transferees of the Non-Managing Members may also be Selling Holders under this Prospectus. One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act to set forth the required information regarding any additional Selling Holders.

                              PLAN OF DISTRIBUTION

This Prospectus relates to (i) the possible issuance by our Company of the shares or our common stock if, and to the extent that, holders of Non-Managing Member Units tender such Non-Managing Member Units for exchange and (ii) the offer and sale from time to time of any shares that may be issued to such Non-Managing Members. We have registered the shares for sale to provide the holders thereof with freely tradable securities, but registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

We will not receive any proceeds from the offering by the Selling Holders or from the issuance of shares of our Common Stock to holders of Non-Managing Member Units upon receiving a notice of exchange (but we may acquire from such holders the Non-Managing Member Units tendered). Shares of our Common Stock may be sold from time to time to purchasers directly by any of the Selling Holders. Alternatively, the Selling Holders may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from the Selling Holders and/or the purchasers of shares for whom they may act as agent. The sale of the shares by Selling Holders may be effected from time to time in one or more negotiated transactions at negotiated prices or in transactions on any exchange or automated quotation system on which the securities may be listed or quoted. The Selling Holders and any dealers or agents that participate in the distribution of shares of our common stock may be deemed to be underwriters within the meaning of the Securities Act and any profit on the sale of shares of our common stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

In order to comply with certain states securities laws, if applicable, the shares of our Common Stock will not be sold in a particular state unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act to describe any material arrangements for the distribution of the shares when such arrangements are entered into by the Selling Holders and any broker-dealers that participate in the distribution of shares of our common stock.

                                 LEGAL MATTERS

The legality of the issuance of the shares of our common stock will be passed upon for our Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. Certain tax matters described under "Certain Federal Income Tax Considerations" will be passed upon for our Company by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

The consolidated financial statements of Health Care Property Investors, Inc. as of December 31, 1997, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independant public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                      HEALTH CARE PROPERTY INVESTORS, INC.

                                 168,350 SHARES
                                  COMMON STOCK

                               ----------------

                                   PROSPECTUS

                               ----------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THE DATE ON THE PROSPECTUS, EVEN THOUGH THIS PROSPECTUS IS DELIVERED OR SHARES ARE SOLD PURSUANT TO THIS PROSPECTUS ON A LATER DATE.

                               NOVEMBER   , 1998

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.

  The estimated expenses, in connection with this offering are estimated as follows:

   SEC Registration Fee...............................................  1,500.00
   Blue Sky fees and expense..........................................    500.00
   Printing and shipping expenses..................................... 10,000.00
   Legal fees and expenses............................................ 25,000.00
   Accounting fees and expenses.......................................  2,000.00
   Transfer agent or trustee fees.....................................  1,000.00
   Listing Fees....................................................... 17,500.00
   Miscellaneous......................................................  5,000.00
     Total............................................................ 62,500.00

ITEM 15. INDEMNIFICATIONS OF DIRECTORS AND OFFICERS.

  Our Articles of Restatement (the "Charter Documents") limit the liability of the Company's directors and officers to the Company and its shareholders to the fullest extent permitted by the laws of the State of Maryland. Maryland Corporation Law presently permits the liability of directors and officers to a corporation or its shareholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if the judgment or other final adjudication is entered in a proceeding based on a finding that the directors or officers action, or failure to act, was a result of active or deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The provisions of the Charter Documents do not limit the ability of us or our shareholders to obtain other relief, such as injunction or recision.

  The Charter Documents provide for indemnification of directors and officers to the full extent permitted by the laws of the State of Maryland.

  Article X of our Amended and Restated By-Laws (the "By-Laws") provides that we shall indemnify and hold harmless, in the manner and to the fullest extent permitted by law, any person who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of our Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of our Company, or, as a director or officer of our Company, is or was serving at the request of us as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust, benefit plan or other enterprise.

  Article X of the By-Laws further provides that we may, with the approval of the Board of Directors, provide such indemnification and advancement of expenses as set forth in the above paragraph to agents and employees of our Company.

  Section 2-418 of the Maryland Corporation Law generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification. The Company has provided for the benefit of its directors and officers, a Directors and Officers Liability Policy.

ITEM 16. EXHIBITS.

  See Exhibit Index.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"):

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set for the in the "Calculation of Registration Fee" table in the effective Registration Statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 17th day of November, 1998.

                                          HEALTH CARE PROPERTY INVESTORS, INC.

                                                  /s/ Kenneth B. Roath
                                          By: _________________________________
                                                      Kenneth B. Roath
                                                  Chairman, President and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below appoints Kenneth B. Roath and James G. Reynolds, and both or either of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent Registration Statement thereto pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

      /s/ Kenneth B. Roath           Chairman, President, Chief     November 17, 1998
____________________________________  Executive Officer and
          Kenneth B. Roath            Director (Principal
                                      Executive Officer)

     /s/ James G. Reynolds           Chief Financial Officer        November 17, 1998
____________________________________  (Principal Financial
         James G. Reynolds            Officer

       /s/ Devasis Ghose             Senior Vice President and      November 17, 1998
____________________________________  Treasurer (Principal
           Devasis Ghose              Accounting Officer)

       /s/ Paul V. Colony            Director                       November 17, 1998
____________________________________
           Paul V. Colony

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
   /s/ Robert R. Fanning, Jr.        Director                       November 17, 1998
____________________________________
       Robert R. Fanning, Jr.

      /s/ Michael D. McKee           Director                       November 17, 1998
____________________________________
          Michael D. McKee

      /s/ Orville E. Melby           Director                       November 17, 1998
____________________________________
          Orville E. Melby

   /s/ Harold M. Messmer, Jr.        Director                       November 17, 1998
____________________________________
       Harold M. Messmer, Jr.

                                     Director                       November 17, 1998
____________________________________
           Peter L. Rhein

                                 EXHIBIT INDEX

  3.1 Articles of Restatement of Health Care Property Investors, Inc.
       (incorporated herein by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ending December 31, 1994).
  3.2 Amended and Restated Bylaws of Health Care Property Investors, Inc.
       (incorporated herein by reference to Exhibit 3(ii) of our Quarterly
       Report on Form 10-Q for the period ended June 30, 1995.)
  4.1 Rights Agreement, dated as of July 5, 1990, between Health Care Property
       Investors, Inc. and Manufacturers Hanover Trust Company of California, as Rights Agent (incorporated herein by reference to Exhibit 1 to our Registration Statement on Form 8-A filed with the Commission on July 17,
       1990).
  4.2 Articles Supplementary establishing the terms of the 7 7/8% Series A
       Cumulative Redeemable Preferred Stock (incorporated herein by reference from the Company's Form 8-A (File No. 001-08895) filed with the SEC on
       September 25, 1997).
  4.3 Articles Supplementary establishing and fixing the rights and preferences of the 8.7% Series B Cumulative Preferred Stock (incorporated herein by reference to Exhibit 3.3 of the Company's Form 8-A, dated September 2,
       1998).
  5.1 Opinion of Ballard Spahr as to the validity of the Common Stock being registered.
  8.1 Opinion of Latham & Watkins regarding tax matters.
 10.2 Amended and Restated Limited Liability Company Agreement of Cambridge
       Medical Properties, LLC (incorporated herein by reference to the Annual
       Report on Form 10-K for the year ended December 31, 1998).
 10.3 Registration Rights Agreement (incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 1998).
 23.1 Consent of Arthur Andersen LLP.
 23.2 Consent of Ballard Spahr (included in Exhibit 5.1).
 23.3 Consent of Latham & Watkins (included in Exhibit 8.1).
 24.1 Power of Attorney (contained on page II-4).